EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4, of our report dated March 31, 2008, with respect to our audit of the consolidated balance sheet of Access Pharmaceuticals, Inc. and Subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas
December 1, 2008